April 28, 2014

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio

One Financial Center

Boston MA 02111

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio II

One Financial Center

Boston MA 02111

Re:	Acquisition of Assets of ClearBridge Aggressive Growth Portfolio II

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

ClearBridge Aggressive Growth Portfolio II (“Target Fund”), formerly Janus Forty Portfolio, is a series of Met Investors Series Trust (the “Trust”), a Delaware statutory trust.

ClearBridge Aggressive Growth Portfolio (“Acquiring Fund”) is a also a series of the Trust.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Trust with respect to Target Fund and the Trust with respect to Acquiring Fund dated April 25, 2014 (the “Reorganization Agreement”) and on the

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio II

April 28, 2014

prospectus/proxy statement dated December 26, 2013, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of the prospectus/proxy statement and the date of this letter. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Target Fund following the change of investment subadviser from Janus Capital Management LLC to ClearBridge Investments, LLC (which also serves as subadviser to the Acquiring Fund) on November 1, 2013, or at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund prior to the change in investment subadviser.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio II

April 28, 2014

The investment objective of Target Fund prior to the change in investment subadviser was identical to that of Acquiring Fund, and their principal investment strategies were similar. (Subsequent to that change, the Target Fund and the Acquiring Fund have been managed in parallel.) Prior to the change in investment subadviser, Target Fund invested primarily in common stocks of companies which it believed would experience growth in earnings. Under normal circumstances, it would invest in common stocks of a core group of twenty to forty issuers, primarily large size companies, selected for their growth potential. Acquiring Fund invests primarily in companies which its subadviser believes are experiencing, or will experience, growth in earnings that exceeds the average rate of earnings growth of companies which comprise the S&P 500 Index. Target Fund could invest without limit in common stocks of foreign issuers, but normally held no more than 30% of its net assets in such securities, while Acquiring Fund is limited to investing 25% of its net assets in common stock of foreign issuers. We do not believe that these distinctions in permitted investments or investment strategies indicate that Acquiring Fund and Target Fund (prior to change in investment subadviser) are in separate businesses. Thus the continuity of business requirement appears to be satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not free from doubt for the reason above stated:

1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund.

3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio II

April 28, 2014

4. No gain or loss will be recognized by the separate accounts as shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5. The aggregate tax basis of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such separate account shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

7. Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code. The Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio

Met Investors Series Trust on behalf of

ClearBridge Aggressive Growth Portfolio II

April 28, 2014

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP